CONSULTING AGREEMENT

THIS AGREEMENT dated for reference July 15, 2000, is between Pacific Capital Markets Inc., of Suite 600, 1100 Melville Street, Vancouver, B.C. V6E 4A6, and fax (604) 682-6509 ("PCMI"); and Interface E.com, Inc., a Nevada company of 711
S. Carson Street, #4, Carson City, Nevada, 89701, and fax care of (604) 664-0671 ("Interface").

WHEREAS PCMI has agreed to provide financing, public relations, advertising and investor relations services to Interface upon Interface's acquisition of Gambrook Limited, IN CONSIDERATION of the following mutual promises, the parties agree that:

1. Business of Interface. Interface intends to acquire all of the issued shares of Gambrook Limited. Gambrook Limited is an Irish company that conducts its business through its subsidiary, ViaPay Technologies Limited. Its business is described in ViaPay Technologies Limited's business plan version 5.1 dated July 2000.

2. Term. This agreement is effective for 15 months from the day that the shareholders of Gambrook Limited agree to transfer their shares of Gambrook to Interface (the "Term").

3. Engagement. Interface engages PCMI exclusively to provide during the Term the services described in paragraph 4 of this agreement and PCMI accepts the engagement.

4. Services. PCMI, working with Interface, will provide the following services (collectively the "Services") during the Term:

     a. Financing Services. PCMI will introduce Interface to institutional investors, investment bankers, lending institutions and high net worth individual investors and will assist in negotiating the terms of debt, equity or convertible debt financing as required by Interface.

     b. Public Relations Services. PCMI will design and implement a financial (not industry) public relations program directed to the investment community for Interface to broaden exposure to Interface's products and services and will introduce Interface to potential customers and business alliances.

     c. Investor Relations Services. PCMI will design and implement an investor relations program to broaden Interface's exposure to financial industry analysts, financial institutions, brokerage firms, individual brokers and the investing public.

     d. Advertising Services. PCMI will develop an advertising strategy for Interface that may involve electronic, print or broadcast advertising to promote the development and marketing of Interface's products and services to the investment community.

     e. Quotation and Listing Services. PCMI will use its best efforts to have the shares of Interface approved for quotation on a senior quotation medium or listed for trading on a stock exchange, if it is not already approved for quotation or listed for trading.

5. Provision of Services. PCMI will provide the Services upon the terms and conditions contained in this agreement and in compliance with applicable laws, and will provide a monthly written report describing its activities for each month. Interface acknowledges that PCMI maintains similar consulting relationships with other public and private companies. PCMI may retain the services of qualified professional firms or persons to assist with or to provide the Services but remains responsible for the delivery of the Services. PCMI will bear all of its costs incurred in its delivering the Services.

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CONSULTING AGREEMENT                                                       2 / 3


6. Fee for the Services. Interface will pay PCMI $2 million (the "Fee") for the Services during the Term of this agreement according to the schedule set out in Table 1. Interface has authorized Jeffs & Company to retain in trust the amount of the Fee from the proceeds of the financing that PCMI is arranging for Interface and authorizes Jeffs & Company to pay the Fee to PCMI from the funds in trust according to the schedule set out in Table 1.

Table 1
Fee Payment Schedule
------------------------------------
Date of payment               Amount
------------------------------------
15 Sep 2000             $    500,000
15 Oct 2000                  500,000
15 Nov 2000                  500,000
15 Dec 2000                  500,000
                        ------------
                        $  2,000,000
------------------------------------

7. Covenants of Interface. Interface will, as reasonably required by PCMI in order to perform this contract,

     a.   provide administrative, technical and managerial support,

     b. deliver in a timely manner to PCMI any information requested by PCMI that PCMI reasonably believes it needs to enable it to perform this contract,

     c. appoint Hans Turitz as a liaison between PCMI and Interface to provide timely updates of its business plan and any other information that PCMI requests under this agreement,

     d. have all news releases and continuous disclosure documents reviewed by PCMI for investor relations matters before they are disseminated and filed,

     e. maintain as the exclusive property of Interface or its subsidiaries at all times and not allow to be sold, transferred or encumbered, except in the ordinary course of business, any of their proprietary interest in any element of their business that is developed, discovered, invented, or made by Interface or its subsidiaries,

     f. ensure that members of its or its subsidiaries' executive and management teams designated by PCMI are available on reasonable notice to attend meetings with institutional investors, investment bankers, lending institutions and high net worth individual investors, and with PCMI or its agents.

8. Interface's Expenses. Interface will bear for its own account and pay for all of the costs of providing the information, support and human resources described in paragraph 7.

9. Reporting. PCMI will report to the C.E.O. or the C.O.O of Interface, and reporting to either is deemed to be reporting to both.

10. Termination. Either party may terminate this agreement with ten days' written notice. If Interface terminates this agreement for other than cause, the unpaid balance of the Fee is immediately due and payable to PCMI and Jeffs & Company Law Corporation is authorized to pay the unpaid balance to PCMI from trust funds held by Jeffs & Company Law Corporation. If PCMI terminates this agreement for other than cause, it will forego the unpaid balance of the Fee.

11. Exclusive. This is an exclusive agreement: Interface may not engage any other person to provide any of the Services during the Term without the written consent of PCMI, which PCMI may not withhold unreasonably.

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CONSULTING AGREEMENT                                                       3 / 3


     Any information gathered or contacts generated by PCMI as it provides the Services are the exclusive property of PCMI.

12.  Currency. "$" means United States dollars unless indicated otherwise.

13. Notices. Any notice that must be given or delivered under this agreement must be in writing and delivered by hand to the address or transmitted by fax to the fax number given for the party on page 1 and is deemed to have been received when it is delivered by hand or transmitted by fax unless the delivery or transmission is made after 4:00 p.m. or on a non-business day where it is received, in which case it is deemed to have been delivered or transmitted on the next business day. Any payments of money must be delivered by hand or wired as instructed in writing by the receiving party. Any delivery other than a written notice or money must be made by hand at the receiving party's address.

14. Governing Law. This agreement is governed by the laws of British Columbia and must be litigated in the courts of British Columbia.

15. Enurement. This agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

16. Entire Agreement. This agreement constitutes the entire agreement between the parties and supersedes all previous agreements, negotiations, and discussions between the parties regarding consulting services. This agreement may be amended or varied only by a written agreement signed by all of the parties.

17. Counterparts. This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together, whether original or faxed, constitute one original document.

THE PARTIES' SIGNATURES below are evidence of their agreement.

Pacific Capital Markets Inc.                    Interface E.com, Inc.


/s/ Richard N. Jeffs                            /s/ Feliberto Gurat, Jr.
-------------------------------                 -------------------------------
Authorized signatory                            Authorized signatory